UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
March 19, 2008
SPARTECH CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	43-0761773
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
1-5911
(Commission File Number)
120 S. Central Avenue, Suite 1700
Clayton, Missouri 63105
(Address of principal executive offices) (Zip Code)
(314) 721-4242
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240-14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-r(c) under the Exchange Act (17 CFR 240-13e-4(c))

SPARTECH CORPORATION
FORM 8-K
Item 2.05. Costs Associated with Exit or Disposal Activities.
On March 19, 2008, Spartech Corporation issued a press release relating to its restructuring and improvement measures. The Company has announced a restructuring effort resulting in a reduction in its overall headcount of 350 positions, representing approximately 10% of the total workforce. The headcount reduction, which includes both manufacturing and office personnel, is expected to be substantially completed within the next few days. As part of this effort, the Company also announced plans to shut down production at its Mankato, Minnesota sheet facility and to relocate this business to other Spartech production facilities. Completion of the Mankato consolidation initiative is expected by August 2008.
The estimated total costs of these restructuring actions are approximately $3 million of cash-related expenses, consisting of approximately $2.2 million in moving and shutdown costs and as much as $0.8 million in severance and related costs.
A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.
Cautionary Statement Concerning Forward Looking Statements
This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations, include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. We assume no duty to update our forward-looking statements, except as required by law.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

99.1	Press release of Spartech Corporation dated March 19, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
SPARTECH CORPORATION

Date March 24, 2008	By /s/ JEFFREY D. FISHER
Jeffrey D. Fisher
Senior Vice President and General Counsel